SUPER FOOD SERVICES, INC.
             3233 Newmark Drive, Dayton, Ohio 45342


                                                 November 4, 1994



Dear Shareholder:

  You are cordially invited to attend our 1994 Annual Meeting of Shareholders to be held on Tuesday, December 13, 1994 at 10:00 a.m. at the Dayton Marriott Hotel, Dayton, Ohio.

  The meeting will be for the purpose of electing three Class III Directors and to transact such other business as may be properly brought before the meeting. A report on the business operations of the Company for the Fiscal year ended August 27, 1994, and for the first quarter of Fiscal 1995 will be presented at the meeting.

  Shareholders of the Company of record at the close of business on October 27, 1994 are entitled to vote at the Annual Meeting of Shareholders and all adjournments thereof. Since a majority of the outstanding shares of stock of the Company which are entitled to vote at the meeting must be represented to constitute a quorum, it is important that your shares be represented at this meeting whether or not you personally plan to attend. Therefore, please sign, date and return your proxy promptly in the enclosed envelope. This will not limit your rights to vote in person or attend the meeting.

  The Company's Annual Report for the Fiscal year ended August 27, 1994 is being distributed to shareholders with the accompanying
Proxy Statement but does not constitute part of the Proxy
Statement.

                              Sincerely,




                              Jack Twyman
                              Chairman of the Board
                              and Chief Executive Officer

                    SUPER FOOD SERVICES, INC.
             3233 Newmark Drive, Dayton, Ohio 45342


                    NOTICE OF ANNUAL MEETING
                   OF SHAREHOLDERS TO BE HELD
                      ON DECEMBER 13, 1994


To the Shareholders of Super Food Services, Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Super Food Services, Inc., a Delaware corporation, (the "Company") will be held in the Grand Ballroom of the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio 45409 on Tuesday, December 13, 1994, at 10:00 o'clock a.m., Dayton Time, for the following purpose:

    1. To elect three Class III Directors to serve for a three-year term.

    2. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

  A list of the shareholders entitled to vote at the Annual Meeting and any adjournment thereof will be available for inspection by any shareholder for any purpose germane to the meeting during ordinary business hours for the period of ten days prior to the meeting at the offices of the Company at 3233 Newmark Drive, Dayton, Ohio 45342 and will also be available for inspection by any shareholder at the meeting.

                              By Order of the Board of Directors



                              John Demos
                              Vice Chairman, Secretary
                              and General Counsel

Dayton, Ohio
November 4, 1994





               IMPORTANT - YOUR PROXY IS ENCLOSED

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING IN ORDER THAT THE PRESENCE OF A QUORUM BE ASSURED AND TO AVOID ADDED PROXY SOLICITATION COSTS. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. PLEASE READ CAREFULLY THE INSTRUCTIONS AS TO SIGNATURE WHICH APPEAR ON THE PROXY.

                    SUPER FOOD SERVICES, INC.
                     PROXY STATEMENT FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS

                  TO BE HELD DECEMBER 13, 1994


  This Proxy Statement is furnished in connection with the solici-tation of proxies by the Board of Directors of Super Food Services, Inc., a Delaware corporation, (the "Company") for the Annual
Meeting of Shareholders of the Company to be held on December 13, 1994 (the "Annual Meeting"), or at any adjournment thereof.

  Any proxy may be revoked by the shareholder at any time prior to the voting thereof. Such solicitation is being made by mail and the Company may also use its officers and regular employees to solicit some proxies from shareholders by mail, personally, or by facsimile, telephone or telegraph, but such officers and employees will receive no extra compensation for such solicitation. The Company may request nominee banks and brokers to solicit their customers who have a beneficial interest in the Company's stock. The Company will reimburse such banks and brokers for their reason-able expenses incurred in obtaining voting instructions from beneficial owners of such stock. The cost of printing and mailing the proxy material and of this solicitation will be paid for by the Company. The Company may engage a professional proxy soliciting firm to solicit proxies from banks, brokers and other institutional owners. This Proxy Statement and the enclosed form of proxy will be first mailed or given to shareholders on or about November 4, 1994. The principal executive offices of the Company are located at 3233 Newmark Drive, Dayton, Ohio 45342 (telephone 513/439-7500).


           VOTING SECURITIES; REVOCATION; RECORD DATE

  The close of business on October 27, 1994, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof, notwithstanding any subsequent transfers of stock. The only shares of voting stock of the Company issued and outstanding are the Common Shares of which 10,948,814 shares were outstanding on October 27, 1994. Each Common Share is entitled to one vote.

  The presence at the Annual Meeting in person or by proxy of holders of a majority of the outstanding Common Shares of the Company entitled to vote will constitute a quorum for the conduct of business at the meeting. Abstentions and broker non-votes (shares held by brokers as to which voting instructions have not been received) will be counted for the purposes of determining the presence or absence of a quorum. If a quorum is present, a plural-ity of the votes cast at the meeting is required for the election of directors. In all other matters, the affirmative vote of the majority of the aggregate number of shares present at the meeting and entitled to vote on the matter shall be required for approval. The enclosed proxy may be revoked at any time before its exercise by written notice to the Secretary of the Company at Kettering
Box 2323, Dayton, Ohio 45429, bearing a later date than the proxy; by executing a later-dated proxy, or by voting in person at the meeting. Proxies returned by shareholders will be voted as directed in the proxy, and if no choice is specified, such proxies will be voted FOR the election of the Class III Directors and in the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table shows as of the dates indicated, the total number of the Company's Common Shares beneficially owned by persons known by the Company to be the beneficial owners of more than 5% of Common Shares, as the term "beneficial ownership" has been defined by Rule 13d-3 of the Securities and Exchange Act of 1934.

   Name and Address of           Amount and Nature
Beneficial Owner of Class     of Beneficial Ownership     Percent
__________________________    _______________________     _______

State of Wisconsin                1,015,600 (1)            9.28%
Investment Board
P.O. Box 7842
Madison, Wisconsin 53707

College Retirement                  585,200 (2)            5.34%
Equities Fund
730 Third Avenue
New York, New York 10017

Quest Advisory Corp.                568,636 (3)            5.19%
1414 Avenue of the Americas
New York, New York 10019

    (1) The State of Wisconsin Investment Board has advised the
        Company that as of October 11, 1994, it held both sole voting and sole investment power with respect to all such shares.

    (2) The College Retirement Equities Fund has advised the
        Company that as of September 30, 1994, it held both sole voting and sole investment power with respect to all such shares.

    (3) Quest Advisory Corp. has advised the Company that as of October 12, 1994, it held both sole voting and sole investment power with respect to all such shares.

    Except as noted above, no other person to the knowledge of the Company beneficially owns more than 5% of the Common Shares of the Company.


                SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth as of October 27, 1994, the number of Common Shares of the Company beneficially owned by each nominee for director and continuing director, each executive officer included in the Summary Compensation Table and all directors and executive officers as a group:

                              Amount and Nature of        Percent
Name of Beneficial Owner   Beneficial Ownership (1)(2)   of Class
________________________   ___________________________   ________

John W. Berry                       160,743 (3)            1.45%
Al Burshtan                          58,502                  *
J. Harriss Covington                  8,000                  *
John Demos                           84,589 (4)              *
Dr. Thomas S. Haggai                  6,192                  *
Dr. Edward H. Jennings                  200                  *
Robert F. Koogler                    53,817                  *
Sam Robinson                         56,972                  *
C. Elwood Shaffer                    46,713                  *
Jack Twyman                         219,172                1.98%

All directors and executive
officers as a group
(15 persons)                        792,050                7.15%

* Less than 1%

    (1) Included in the above number as beneficially owned are 70,970 Common Shares which the executive officers have the right to acquire through the exercise of outstanding stock options within 60 days of October 27, 1994, including 19,998 shares for Mr. Twyman, 15,000 shares for Mr. Robinson, 8,750 shares for Mr. Demos, 3,192 shares for Mr. Koogler and 5,776 shares for Mr. Burshtan. Shares which may be acquired through the exercise of options are treated as outstanding for the purpose of determining beneficial ownership and computing the percentages set forth above. Directors who are not employees are not eligible to receive stock options.

    (2) Unless otherwise indicated, included in the above number are shares owned or held by spouse and shares in which the director or executive officer either has or shares voting and/or investment power even though the party disclaims any beneficial interest in such shares.

    (3) Mr. John W. Berry has sole voting power and sole investment power with respect to 154,680 Common Shares held in his own name. Mr. Berry has shared voting power and shared invest-ment power with respect to 2,133 Common Shares held in trust for his son. In addition, 3,930 Common Shares are owned by a trust of which Mr. Berry is the beneficiary.

    (4) Included in the above number are 32,076 shares held in a revocable living trust for the benefit of Mr. Demos' wife. Mr. Demos is the sole trustee of such trust and has sole voting and investment authority. Mr. Demos disclaims beneficial ownership of all shares held by the revocable trust for the benefit of his wife.


                    1.  ELECTION OF DIRECTORS

  The Company's Restated Certificate of Incorporation, as amended, provides that there shall be three classes of directors of as nearly equal size as possible, each class being elected for a three-year term and only one class being elected each year. The total number of directors is such number as shall be fixed by the Company's By-Laws, except that the total number of directors shall not be less than six nor more than twelve. The Board of Directors is presently comprised of eight directors, three of whom are salaried employees of the Company.

  The terms of the Class III Directors expire at the 1994 Annual Meeting. The Board of Directors has nominated Dr. Thomas S. Haggai, Dr. Edward H. Jennings and Jack Twyman for re-election as Class III Directors at the Annual Meeting for a three-year term to expire at the Annual Meeting in 1997, or until their successors are duly elected and qualified. All of the nominees and the continuing directors are currently serving as members of the Board of Directors. All of the nominees have been previously elected as directors by the shareholders and have consented to be named in this proxy statement and to serve if elected.

  Unless authority is withheld as to a particular nominee or as to all such nominees for Class III Directors, all proxies duly exe-cuted and received will be voted for the three nominees listed below. In the event any nominee shall cease to be a candidate for election for any reason, the proxy will be voted for a substitute nominee designated by the Board of Directors and for the remaining nominees so listed or the Board of Directors may, pursuant to the By-Laws, elect not to fill the vacancy and to reduce the number of directors to be elected. None of the nominees or continuing directors is related to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption and there is no arrangement or understanding between directors or officers or any other person pursuant to which any nominee has been nominated. Set forth below is certain information as of October 27, 1994 concerning the three nominees for election as Class III Directors of the Company and as to the five directors of the Company whose terms will continue after the Annual Meeting, including their classes and terms, ages, present principal occupa-tions, their business experience during the past five years and the period they have served as directors.


          NOMINEES FOR ELECTION AS CLASS III DIRECTORS
       FOR THREE-YEAR TERM EXPIRING AT 1997 ANNUAL MEETING

Dr. Thomas S. Haggai     A director of the Company since 1971.  He
Age 63                   is Chairman ofthe Board of IGA, Inc.,
                         Chicago, Illinois, a wholesale-owned
                         service company since January 1, 1987.
                         Dr. Haggai is also President of Tom
                         Haggai & Associates, Inc., High Point,
                         North Carolina, lecturer, author and
                         radio commentator, since 1976.

Dr. Edward H. Jennings   A director of the Company since 1990.  Dr.
Age 57                   Jennings is President Emeritus and
                         Professor of Finance, Ohio State
                         University, Columbus, Ohio, since
                         September, 1990.  Dr. Jennings was
                         President of Ohio State University from
                         September 1, 1981 to August 31, 1990.
                         Dr. Jennings is also a director of Borden
                         Chemical & Plastics, Inc., Lancaster
                         Colony Inc., and Hymedix, Inc.

Jack Twyman              Chairman of the Board and Chief Executive
Age 60                   Officer of the Company since November 28,
                         1972 and a director of the Company since
                         1970.  Mr. Twyman was also President and
                         Chief Operating Officer of the Company
                         from September 1, 1982 to September 21,
                         1986.  Mr. Twyman is also a director of
                         United Stationers, Inc., and PNC Bank,
                         Ohio, N.A.


       CONTINUING CLASS I DIRECTORS WHOSE TERMS EXPIRE AT
                     THE 1995 ANNUAL MEETING

John Demos               Vice Chairman of the Board, Secretary and
Age 63                   General Counsel of the Company since
                         September 22, 1986 and a director of the Company since 1969. Mr. Demos was
                         Executive Vice President of the Company
                         from October 22, 1980 to September 21,
                         1986, Vice President from November 25,
                         1969 to October 22, 1980 and Secretary
                         and Counsel since July 3, 1968.

Sam Robinson             President and Chief Operating Officer of
Age 54                   the Company since September 22, 1986.
                         From September 1,1982 to September 21,
                         1986, Mr. Robinson was Senior Vice
                         President - Ohio Operations and from
                         August 31, 1979 to August 31, 1982, Mr.
                         Robinson was Division Manager of the
                         Cincinnati, Ohio Division.


       CONTINUING CLASS II DIRECTORS WHOSE TERMS EXPIRE AT
                     THE 1996 ANNUAL MEETING

John W. Berry            A director of the Company since 1969.  He
Age 72                   is Chairman of the Board of Berry
                         Investments, Inc., Dayton, Ohio an
                         investment firm since August 1, 1986.
                         Mr. Berry was Vice Chairman of the Board of L. M. Berry & Company, a telephone directory advertising firm from April,
                         1986 to July 31, 1987 and Chairman of the
                         Board and Chief Executive Officer of
                         L. M. Berry & Company from 1973 to April,
                         1986.

J. Harriss Covington     A director of the Company since 1978.  Mr.
Age 74                   Covington is Chairman of the Board of
                         Harriss & Covington Hosiery Mills, High
                         Point, North Carolina, men's hosiery man-ufacturer, since January 1, 1986, and was President of Harriss & Covington Hosiery
                         Mills from 1974 to December 31, 1985.

C. Elwood Shaffer        A director of the Company since 1970.
Age 81                   Prior to his retirement, Mr. Shaffer was
                         Vice Chairman of the Board of the Company from September 1, 1982 to September 10,
                         1983 and President and Chief Operating
                         Officer of the Company from April 8, 1970 to August 31, 1982.

Certain Information Regarding the Board of Directors

  Pursuant to the General Corporation Law of the State of Delaware, as implemented by the Company's Restated Certificate of Incorporation, as amended, and By-Laws, all corporate powers are exercised, and the Company's business, property and affairs are managed, by or under the direction of the Board of Directors. During the Fiscal year ended August 27, 1994, the Board of Directors had five regular meetings. All directors attended at least 75% or more of all meetings of the Board and of each Committee of the Board of which the director was a member.

Committees of the Board of Directors

  The Company has standing Executive, Audit, Compensation and Stock Option and Nominating Committees. The functions performed by such committees, their number of meetings and membership are as follows:

  The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, with the exception of the power to approve an amendment of the Restated Certificate of Incorporation, as amended, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange of all or substantially all of the Company's property or assets, recommend to the shareholders a dissolution of the Company or a revocation of dissolution, amend the By-Laws of the Company, or amend, alter or repeal any resolu-tion of the Board of Directors which by its terms provides that it shall not be amended, altered or repealed by the Executive Committee. The Executive Committee is composed of Jack Twyman, Chairman of the Board; C. Elwood Shaffer, John W. Berry, Dr.
Thomas S. Haggai and Dr. Edward H. Jennings. The Executive Committee did not meet in the Fiscal year ended August 27, 1994.

  The Audit Committee recommends to the Board of Directors the appointment of the independent auditors, reviews the scope of the audit and the results of the annual audit, reviews the fees of the independent auditors and approves each professional service pro-vided by the independent auditors. The Audit Committee also reviews the scope and function of the internal audit work for propriety. The members of the Audit Committee are John W. Berry, Dr. Thomas S. Haggai, and Dr. Edward H. Jennings, none of whom is either an officer or employee of the Company. The Audit Committee held two meetings in the Fiscal year ended August 27, 1994.

  The Compensation and Stock Option Committee is composed of
John W. Berry, Dr. Thomas S. Haggai and Dr. Edward H. Jennings.
The Committee held one meeting in the Fiscal year ended August 27, 1994. The Compensation and Stock Option Committee was formed in December, 1993 at which time the functions of the Compensation Committee and the Stock Option Committee were combined and the Stock Option Committee was disbanded. The nature and scope of the Compensation Committee's responsibilities are set forth below under "Report on Executive Compensation."

  The Nominating Committee considers and recommends to the Board of Directors candidates for vacancies occurring from time to time and the nominees to be proposed on behalf of the Board of Directors for election to the Board of Directors to be voted upon by the share-holders at the Annual Meeting. The members of the Committee are
J. Harriss Covington, Dr. Edward H. Jennings and C. Elwood Shaffer. No formal procedure currently exists for consideration by the Nominating Committee of candidates proposed by shareholders for election as directors. The Nominating Committee did not meet during the Fiscal year ended August 27, 1994 and the slate of nominees for the election of Class III Directors has been recom-mended by the full Board of Directors.

Compensation of Directors

  Directors who are not officers or employees of the Company receive (i) an annual retainer of $12,000 payable quarterly, (ii) a fee of $750 for each Board Meeting attended, and (iii) a fee of $600 for each Committee meeting attended unless the Committee meeting is held on the same day as a Board meeting in which case the fee is $300. In addition, directors receive traveling expenses. Salaried employees receive no additional compensation for their services as directors.

Certain Relationships and Related Transactions

  During the last fiscal year, the Company in the ordinary course of business maintained bank accounts in and relationships with PNC Bank, Ohio, N.A., Cincinnati, Ohio. The Company also has an existing loan agreement with PNC Bank, Ohio, N.A., for a $10,000,000 revolving credit facility. Jack Twyman, Chairman of the Board of Directors of the Company is a director of PNC Bank, Ohio, N.A. The Company expects to continue having banking transac-tions with PNC Bank, Ohio, N.A., during the current fiscal year.

  During the Fiscal year ended August 27, 1994, the Company and its subsidiaries paid $2,284,000 to Thomas E. Wood, Inc., Cincinnati, Ohio, an insurance brokerage firm for insurance premiums on various forms of insurance coverage. The Company expects to continue such insurance coverage in the future and to pay a similar amount in insurance premiums to Thomas E. Wood, Inc., during the fiscal year. Jack Twyman, Chairman of the Board of Directors of the Company is a shareholder of Thomas E. Wood, Inc.

  All of the above transactions were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company or its subsidiaries as those prevail-ing at the time from unrelated parties for comparable transactions.

                   SUMMARY COMPENSATION TABLE

  The following table sets forth the annual and long-term compensa-tion for the Company's Chief Executive Officer and the four highest paid executive officers, as well as the total compensation paid to each individual for services rendered in all capacities for the Company's three previous fiscal years.

                                                                                         Long-Term
                                                                                        Compensation
                                                                          ___________________________________
                                                    Annual Compensation                    Awards
                                      _________________________________________________________________________________
                                                                Other
                                                                Annual     Restricted                         All Other
Name and                              Salary     Bonus         Compensa-     Stock        Options             Compensa-
Principal Position          Year      ($)(1)     ($)(2)       tion ($)(3)  Awards ($)     SARs (#)            tion ($)
_______________________________________________________________________________________________________________________
Jack Twyman                 1994      525,000    160,000           -           -               -                   -
Chairman of Board and       1993      519,230    160,000           -           -               -                   -
Chief Executive Officer     1992      499,423    160,000           -           -               -                   -

Sam Robinson                1994      195,538     38,000           -           -               -                   -
President and               1993      189,384     38,000           -           -               -                   -
Chief Operating Officer     1992      181,730     38,000           -           -               -                   -

John Demos                  1994      182,538     23,000           -           -               -                   -
Vice Chairman, Secretary    1993      176,461     23,000           -           -               -                   -
and General Counsel         1992      169,807     22,000           -           -               -                   -

Robert F. Koogler           1994      120,769     14,000           -           -               -                   -
Senior Vice President-      1993      117,769     14,000           -           -               -                   -
Finance, Treasurer and      1992      114,884     13,000           -           -               -                   -
Assistant Secretary

Al Burshtan (4)             1994      119,846     11,000           -           -               -                   -
Executive Vice President-   1993      117,769     11,000           -           -               -                   -
Marketing                   1992      114,884     11,000           -           -               -                   -



    (1) Includes amounts deferred under the Company's Savings Plan pursuant to Section 401(k) of the Internal Revenue Code.

    (2) Incentive compensation awards under the Company's
        Incentive Compensation Plan for services rendered in the fiscal year indicated even though payments were made in the following year.

    (3) Does not include items in the form of perquisites which are less than the level required for reporting which is the lesser of $50,000 or 10% of annual salary and bonus.

    (4) Retired November 1, 1994.

Compensation Committee Interlocks and Insider Participation

  Mr. Jack Twyman, Chairman of the Board of the Company serves as a director of IGA, Inc. Dr. Thomas S. Haggai, Chairman of the Board of IGA, Inc., serves as a director of the Company and is a member of the Compensation and Stock Option Committee of the Board of Directors.

Report on Executive Compensation

  The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") is responsible for admin-istering the executive compensation programs of the Company. With Board authorization, the Compensation Committee fixes the compen-sation of the Chief Executive Officer and the other executive officers of the Company elected by the Board of Directors. In addition, the Compensation Committee recommends and administers compensation plans for all officers and key employees and is authorized to grant awards under the Company's Restricted Stock Plan. The Compensation Committee also grants stock options and/or stock appreciation rights to officers and key employees of the Company under the Company's 1986 Stock Option Plan. The Compensation Committee is comprised of the three non-employee directors whose names appear at the end of this report.

Components of Compensation

  The executive compensation program is designed to attract and retain outstanding management personnel required for the continued growth and profitability of the Company. It also reflects conditions in the wholesale food distribution business in which the Company is engaged. The Company's executive compensation program is comprised of base salary, incentive compensation awards, grants of restricted stock, awards of stock options and retirement and other benefits. These elements of the current compensation program for executive officers and other key employ-ees are discussed below.

  Base Salary. The Compensation Committee annually reviews executive compensation and establishes the salaries to be paid to the Chief Executive Officer and other executive officers during the coming fiscal year. Base salaries for executive officers are set to reflect the duties and level of responsibility in each position. In establishing and making periodic adjustments to base salaries, the Compensation Committee considers several factors including the executive's past job performance, the level of responsibility, length of service in the position, competitive pay practices in the wholesale food distribution industry, the perfor-mance of the Company as a whole and recommendations made by the Chief Executive Officer. In making its decision on salary levels, the Compensation Committee does not use any predetermined formula or assign relative weights to these factors but exercises its discretion and makes a judgment after considering the factors it deems relevant.

  Incentive Compensation Awards. Under the Company's Incentive Compensation Plan, incentive compensation awards may be granted to executive officers and key employees of the Company and its subsidiaries based on the annual earnings performance of the Company and the performance of the individual employees during the year. A discretionary bonus fund is accrued each year for the purpose of rewarding executive officers and key employees based on criteria established by management and is generally paid in October of each year with respect to the preceding fiscal year.
In considering incentive compensation awards for executives other than the Chief Executive Officer, the Compensation Committee meets with the Chief Executive Officer to evaluate the performance of the executive officers and to consider recommendations submitted by the Chief Executive Officer for incentive awards. The Compensation Committee meets in the absence of the Chief Executive Officer to evaluate his performance and to fix his incentive compensation.

  Stock Options. For many years, the Company has used stock options as a long-term compensation program for its executive officers and key employees. It is the Company's policy to provide stock options as an additional incentive to key employees and to provide key employees with an opportunity to acquire a proprietary interest in the Company. Under the Company's 1986 Stock Option Plan, the Compensation Committee may grant non-qualified and incentive stock options, with or without stock appreciation rights, to executive and key employees of the Company. No stock options or stock appreciation rights were granted in the Fiscal year ended August 27, 1994. The last grant of stock options to the executive officers named in the Summary Compensation Table occurred in 1987. The Compensation Committee may review the grant of stock options made to executive officers and key employees in the past and may consider grants of additional stock options in the current fiscal year.

  Restricted Stock. Under the Company's 1989 Restricted Stock Plan, the Compensation Committee may award shares of restricted stock to executive officers and key employees of the Company. No restricted stock awards were made in the Fiscal year ended
August 27, 1994 and there are currently no awards of restricted shares outstanding. However, the Compensation Committee believes that awards of restricted shares can serve as a valuable tool to attract, retain and motivate key employees of the Company and may grant awards of restricted stock in the future.

  Benefit Programs. The executive officers also participate in various health, life insurance and retirement benefit programs that are generally available to all salaried employees, including the Employee Stock Purchase Plan which provides a method by which employees of the Company and its subsidiaries may purchase Common Shares through payroll deductions and the Company's non-contri-butory 401(k) Plan which permits eligible employees to make before tax contributions to a savings plan.

Compensation of Chairman and Chief Executive Officer

  Jack Twyman has served as Chairman of the Board and Chief Executive Officer of the Company since 1972. Mr. Twyman partici-pates in the same executive compensation programs available to the Company's other executive officers. Mr. Twyman received a base salary of $525,000 in Fiscal 1994 which was unchanged from the year before at Mr. Twyman's request to emphasize to the Company's employees the need for significant cost reduction programs at the Company. Mr. Twyman last received an increase in his base salary in November, 1992. The Compensation Committee awarded Mr. Twyman an incentive compensation award of $160,000 for Fiscal 1994.
Based on all of the information considered, the Compensation Committee believes that the component parts of Mr. Twyman's total annual compensation in Fiscal 1994 (base salary and incentive compensation) comprise a conservative compensation package related to the Company's peer group, Mr. Twyman's long tenure as Chief Executive Officer of the Company, the performance of the Company under difficult industry conditions and Mr. Twyman's present duties and responsibilities as Chief Executive Officer. While the Compensation Committee has continued to defer to Mr. Twyman's request, it believes that Mr. Twyman's compensation should be competitive and may reconsider his compensation at an appropriate time.

  Federal Income Tax Deductibility. Effective January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Section 162(m) generally provides that certain compensation in excess of $1 million per year paid to the Company's chief executive officer and any of its four other highest paid executive officers is no longer deductible to a company beginning in the 1994 tax year unless the compensation qualifies as performance based compensation. No officer of the Company is expected to receive compensation in 1994 which would result in the non-deductibility of such compensation expense to the Company. The Compensation Committee intends to review the potential affect of Section 162(m) periodically and will take appropriate action in the future if warranted.

  Conclusion. The Compensation Committee believes that the base salaries and incentive compensation awards established for the Company's executive officers reflect appropriate levels given Company and individual performance by management during Fiscal 1994. The Board of Directors accepted the report of the Compensation Committee and approved the recommended adjustments in base salary and incentive compensation awards.

  This report is respectfully submitted by the Compensation and Stock Option Committee of the Board of Directors composed of:

                              John W. Berry
                              Dr. Thomas W. Haggai
                              Dr. Edward H. Jennings

                        PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on the Company's Common Shares during the last five fiscal years ended August 27, 1994 with the S&P 500 Index and a group of peer companies in the wholesale food industry. The performance graph assumes an initial investment of $100.00 on August 31, 1989. The information contained in the graph is not necessarily indicative of future performance.


                Comparison of Five Year Cumulative Total Return
                    Among Company, S & P 500 and Peer Group
                           _________________________________________________________
                           Aug. 89   Aug. 90   Aug. 91   Aug. 92   Aug. 93   Aug. 94
                           _________________________________________________________

Super Food Services, Inc.    100      118.79     93.40     74.48     73.46     65.96
____________________________________________________________________________________
Peer Group                   100      103.98    122.17    120.27    160.41    115.58
____________________________________________________________________________________
S&P 500                      100      136.07    172.20    182.22    200.76    158.05
____________________________________________________________________________________

  The composite peer group is composed of Fleming Companies, Inc., Nash Finch Company, Super Valu, Inc., Richfood Holdings, Inc., and Super Rite Corp., which were selected on the basis that each is primarily a wholesale food distributor. The returns of the peer group were weighted based on their respective market capitaliza-tion.

Employment Contracts

  In 1976, the Company entered into an employment agreement with Mr. Twyman. In 1981, Mr. Twyman's agreement was amended at which time the Company also entered into an employment agreement with Mr. Demos. As amended, the agreement with Mr. Twyman provides, among other things, for his continued employment as Chairman of the Board and Chief Executive Officer of the Company and its subsidiaries at an annual base salary of not less than $200,000 per year. His present annual base salary is $525,000. In the event of the permanent disability of Mr. Twyman, the Company will continue to pay him or his designated beneficiary his then prevailing base salary for a period of twelve months. If Mr. Twyman is discharged by the Company other than for cause, or if he is not continued as Chairman of the Board and Chief Executive Officer during the term of the agreement, or if the shareholders of the Company fail to re-elect him as a director of the Company, Mr. Twyman has the right to terminate the agreement and to receive his then prevailing annual base salary for the full term of the agreement remaining. The agreement also contains a covenant against competition for a period of twelve months after termina-tion of employment in the event Mr. Twyman voluntarily resigns or is discharged for cause. The employment agreement with Mr. Demos is similar to that described above for Mr. Twyman and provides for an annual base salary of not less than $75,000 per year. His present annual base salary is $189,000. The agreement affords Mr. Demos the same rights afforded Mr. Twyman to terminate the agree-ment and receive his then prevailing annual base salary if he is not continued until the expiration date in the same executive capacity he held at the time the agreement was entered into or if the shareholders of the Company fail to re-elect him as a director of the Company. The term of the employment agreements between the Company and Mr. Twyman and Mr. Demos each terminate on the anni-versary date of the agreements in the years that Mr. Twyman and Mr. Demos reach their sixty-fifth birthday. Accordingly, the term of Mr. Twyman's employment agreement will terminate on March 2, 1999 and the term of the employment agreement of Mr. Demos will terminate on March 2, 1996. The agreements contain no provision with respect to any change in the control of the Company.

Pension Plan

  The following table shows the estimated annual retirement bene-fits to employees in the specified remuneration and years of service classifications indicated payable upon retirement at age 65 under the Company's qualified non-contributory defined benefit Retirement Plan For Employees of Super Food Services, Inc., (the "Pension Plan"), and if applicable, amounts attributable to the Company's Amended and Restated Supplemental Executive Retirement Plan ("Supplemental Plan"), which is a non-qualified plan formerly known as the Excess Benefit Plan maintained for certain officers which provides benefits that would otherwise be denied by certain limitations imposed on qualified benefit plans by the Internal Revenue Code (the "Code"):


  Average Earnings in
Highest Five Consecutive
 Years of Last Ten Years                 Estimated Annual Retirement Benefit For
Prior to Normal Retirement            Years of Credit Service Up Until Normal Retirement
__________________________            __________________________________________________

                                         15        20        25        30        35
                                      ________  ________  ________  ________  ________
$100,000 . . . . . . . . . . . . . . .$ 19,361  $ 25,815  $ 32,269  $ 38,723  $ 45,176
 150,000 . . . . . . . . . . . . . . .$ 29,861  $ 39,815  $ 49,769  $ 59,723  $ 69,676
 200,000 . . . . . . . . . . . . . . .$ 40,361  $ 53,815  $ 67,269  $ 80,723  $ 94,176
 250,000 . . . . . . . . . . . . . . .$ 50,861  $ 67,815  $ 84,769  $101,723  $118,676
 300,000 . . . . . . . . . . . . . . .$ 61,361  $ 81,815  $102,269  $122,723  $143,176
 350,000 . . . . . . . . . . . . . . .$ 71,861  $ 95,815  $119,769  $143,723  $167,676
 400,000 . . . . . . . . . . . . . . .$ 82,361  $109,815  $137,269  $164,723  $192,176
 450,000 . . . . . . . . . . . . . . .$ 92,861  $123,815  $154,769  $185,723  $216,676
 500,000 . . . . . . . . . . . . . . .$103,361  $137,815  $172,269  $206,723  $241,176
 550,000 . . . . . . . . . . . . . . .$113,861  $151,815  $189,769  $227,723  $265,676
 600,000 . . . . . . . . . . . . . . .$124,361  $165,815  $207,269  $248,723  $290,176
 650,000 . . . . . . . . . . . . . . .$134,861  $179,815  $224,769  $269,723  $314,676
 700,000 . . . . . . . . . . . . . . .$145,361  $193,815  $242,269  $290,723  $339,676
 750,000 . . . . . . . . . . . . . . .$155,861  $207,815  $259,769  $311,723  $363,676

  Annual retirement benefits payable under the Pension Plan are calculated on the basis of 1% of the employee's average annual earnings (salary and incentive compensation) for the highest five consecutive years of earnings during the last ten calendar years of employment preceding retirement, up to the employee's average annual compensation level, plus 1.4% of average annual earnings in excess of the employee's average annual covered compensation level, multiplied by the employee's years of credited service up to a maximum of 35 years. Benefits shown in the table are computed on a straight-life annuity basis at normal retirement age of 65 with no survivor benefits. The retirement benefits would be reduced if an employee elected early retirement or elected to provide a surviving spouse's benefit. The benefits shown are not subject to reduction for any Social Security benefits received. Under the Pension Plan, a participant with five years of vesting service may retire with an unreduced pension at age 62. The credited years of service under the Pension Plan for individuals listed in the Summary Compensation Table as of January 1, 1994 were as follows: Mr. Twyman, 21.42 years; Mr. Robinson, 21.75 years; Mr. Demos, 29.25 years; Mr. Koogler, 25.33 years; and Mr. Burshtan, 30.92 years.

  The above table does not reflect the limits on annual covered compensation under Section 401(a)(17) of the Code ($150,000 per year) or the limits on annual benefits payable from the Pension Plan under Section 415 of the Code ($118,800 per year). To the extent that benefits cannot be provided under the Pension Plan, the Company has adopted the Supplemental Plan which is an unfunded, non-qualified plan maintained for certain officers designated as participants by the Board of Directors (including the officers named in the Summary Compensation Table) which provides retirement benefits which an employee is entitled to receive under the Pension Plan were it not for the limitations imposed by the Code.

  During the last fiscal year, the Company established a so-called "Rabbi Trust" by entering into a trust agreement with Society National Bank (the "Trustee") to assure the satisfaction of the obligations of the Company under the Supplemental Plan to make deferred payments to the officers designated as participants under the Supplemental Plan including the officers named in the Summary Compensation Table ("Rabbi Trust"). Pursuant to the Rabbi Trust which is irrevocable, the Company has deposited, and is obligated to maintain on deposit, with the Trustee, amounts of cash, market-able securities and/or insurance policies sufficient to fund such payments. The Rabbi Trust will terminate upon the earlier of the exhaustion of the trust funds or the final payment to the partici-pants pursuant to the Supplemental Plan, and any remaining assets will be paid to the Company. The Rabbi Trust is required to be fully funded by the Company in the event of a change in control as defined in the Rabbi Trust.

Option/SAR Grants in Last Fiscal Year

  No stock options or stock appreciation rights were granted in the Fiscal year ended August 27, 1994 to the Chief Executive
Officer or to any of the executive officers listed in the Summary
Compensation Table.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
Year-End Option/SAR Value Table

  The following table provides information on option exercises in the Fiscal year ended August 27, 1994 by the named executive officers and the value of such officers' unexercised options/SARs at the end of Fiscal 1994:

                                                                                          Value of Unexercised
                                                             Number of Unexercised          In-the-Money
                                                           Options/SARs at FY-End (#)  Options/SARs at FY-End ($)(2)
                                                           _________________________________________________________
                                 Shares      Value
                              Acquired on   Realized
      Name                    Exercise (#)   ($)(1)        Exercisable  Unexercisable    Exercisable  Unexercisable
_________________             ____________  ________       ___________  _____________    ___________  _____________
Jack Twyman                        --          --             19,998        10,002         $36,596       $18,304

Sam Robinson                       --          --             15,000         7,500          27,450        13,725

John Demos                         --          --              8,750         7,500          16,013        13,725

Robert F. Koogler                  --          --              3,192         5,668           5,841        10,372

Al Burshtan                        --          --              5,776         5,891          10,570        10,781

  (1) Value realized equals fair market value on the date of exercise, less exercise price, times the number of shares acquired without deducting taxes paid by an employee.

  (2) Value of unexercised options equals fair market value of the share underlying in-the-money options at August 27, 1994 ($11.75), less exercise price, times the number of options outstanding.


                 INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Arthur Andersen LLP has served as the Company's independent public accountants since the Company was organized in 1957 and has been selected as the Company's independent public accountants for the current fiscal year.

  A representative of Arthur Andersen LLP is expected to be present at the shareholders meeting and will be available to make a statement if he so desires and to answer appropriate questions.


         SHAREHOLDERS' PROPOSALS FOR 1995 ANNUAL MEETING

  In accordance with Rule 14a-8 of Regulation 14A under the Securities and Exchange Act of 1934, as amended, proposals of shareholders to be considered for inclusion in the proxy material relating to the 1995 Annual Meeting must be received by the Secretary, Super Food Services, Inc., Kettering Box 2323, Dayton, Ohio 45429, no later than July 8, 1995. It is suggested that a proponent submit any proposal by Certified Mail-Return Receipt Requested.


              COMPLIANCE WITH SECTION 16(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and, if any, persons who own more than ten percent of the Company's Common Shares to file with the Securities and Exchange Commission and the New York Stock Exchange reports relating to ownership and changes in ownership of such Common Shares. Copies of these reports must also be furnished to the Company. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that all applicable Section 16(a) reporting requirements were complied with in the Fiscal year ended August 27, 1994.


                          MISCELLANEOUS

  In order to insure the presence of the necessary quorum at the annual meeting, each shareholder who does not expect to attend is urged to sign and promptly return the accompanying proxy in the enclosed envelope to which no postage need be affixed if the envelope is mailed in the United States.

                              By Order of the Board of Directors





                                          John Demos
                                 Vice Chairman, Secretary and
                                       General Counsel

Dayton, Ohio
November 4, 1994

                    SUPER FOOD SERVICES, INC.
               1994 ANNUAL MEETING OF SHAREHOLDERS
           PROXY - SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints Jack Twyman, John Demos and Sam Robinson, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the Common Shares of Super Food Services, Inc., (the "Company") of the undersigned entitled to vote, with all powers which the under-signed would possess if personally present, at the Annual Meeting of Shareholders of the Company to be held on December 13, 1994, at 10:00 a.m. Dayton time, and at any adjournment thereof, on the following matters as designated below and, in their discretion, on such other matters as may properly come before the meeting:

                   (Continued on reverse side)

  The Board of Directors recommends a vote FOR each of the follow-ing Proposals:

  1.    Election of Directors - Class III nominees are Dr.
        Thomas S. Haggai, Dr. Edward H. Jennings and Jack Twyman.

    / / For all nominees listed   / / Withhold authority to vote
        above (except as marked       for all nominees listed.
        to the contrary in the
        space below.

    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below:


_________________________________________________________________

    2. In their discretion, upon such other matters as may properly come before the meeting, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED
HEREIN.  UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1 AND 2.  BY EXECUTING THIS PROXY, THE UNDERSIGNED
HEREBY REVOKES ALL PRIOR PROXIES.


                              Dated ______________________, 1994
                                    (Month)          (Day)

                              __________________________________
                                   Signature of Shareholder

                              __________________________________
                                 Signature (if held jointly)


                              Note:  Please sign your name
                              exactly as it appears hereon.  Each
                              joint owner of stock should sign.
                              When signing as attorney, executor,
                              administrator, trustee, guardian or
                              as an officer of a corporation,
                              please give your full title as
                              such.  If a corporation, please
                              sign in full corporate name by
                              authorized officer.  If a
                              partnership, please sign in part-
                              nership name by an authorized
                              person.

   PLEASE MARK, SIGN, DATE THIS PROXY AND MAIL IN THE ENCLOSED
                      POSTAGE-PAID ENVELOPE.